Exhibit 8.1

[Letterhead of Sullivan & Cromwell]

June           , 2002

The St. Joe Company,
       1650 Prudential Drive,
               Jacksonville, Florida 32207

Ladies and Gentlemen:

      We have acted as your counsel in connection with the Registration Statement on Form S-1 filed on May 24, 2002, as amended on May 31, 2002, with the Securities and Exchange Commission (the “Registration Statement”) and hereby confirm to you that, in our opinion, the discussion under the heading “Certain United States Tax Consequences to Non-U.S. Holders of Common Stock” in the Prospectus which forms part of the Registration Statement, insofar as it sets forth statements of United States federal tax law, is accurate in all material respects.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,